For Immediate Release

Builders FirstSource Reports Fourth Quarter and Record Full Year 2022 Results

Fourth Quarter 2022 Highlights

Net sales of $4.4 billion, a decrease of 6.0%

Net income of $384.5 million, a decrease of 13.1%

Earnings per diluted share of $2.62 per share, an increase of 13.4%

Adjusted EBITDA of $0.7 billion, a decrease of 12.2%

Repurchased $651.4 million of common shares in the fourth quarter

February 28, 2023 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 BFS Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales decreased 6.0% to $4.4 billion for the quarter driven by declining single-family starts, two fewer selling days, and commodity deflation, partially offset by growth from acquisitions.
•
Net income decreased 13.1% to $0.4 billion, or $2.62 per diluted share compared to $2.31 in the prior year period, and adjusted net income decreased 11.6% to $0.5 billion, or $3.21 per diluted share compared to $2.78 in the prior year period.
•
Adjusted EBITDA decreased 12.2% to $0.7 billion, mainly driven by a decline in net sales and higher operating expenses. Adjusted EBITDA margin declined by 110 basis points to 16.0%.
•
Cash provided by operating activities was $1.0 billion, and free cash flow was $0.8 billion.
•
Strong quarter-end balance sheet with liquidity of $1.5 billion and a net debt to LTM Adjusted EBITDA ratio of 0.7x.
•
During the quarter, the Company repurchased 10.2 million shares of its common stock for $651.4 million at an average price of $64.17.

Full Year 2022 BFS Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales increased 14.2% to $22.7 billion for the year driven by acquisitions, core organic growth, and commodity inflation, partially offset by two fewer selling days.
•
Net income increased 59.3% to $2.7 billion, or $16.82 per diluted share, and adjusted net income increased 45.7% to $3.1 billion, or $18.71 per diluted share. Adjusted net income per diluted share increased 81.3% over the prior year period.

•
Adjusted EBITDA increased 43.0% to $4.4 billion, mainly driven by higher net sales, positive operating leverage, and commodity inflation. Adjusted EBITDA margin increased by 390 basis points to 19.3%.

“Over my more than two decades with Builders FirstSource, we have never been better positioned to compete in a highly fragmented industry and execute on our strategy to capture share and create long-term profitable growth,” commented Dave Rush, CEO of Builders FirstSource. “I want to thank the Board of Directors for trusting me to lead this great organization, and I am excited to help the team reach its full potential. Our continuing focus on growing value-added products and operational excellence helped us to produce record full-year 2022 Adjusted EBITDA of $4.4 billion. While economic conditions have become more complex in recent months, I am confident that our exceptional geographic and end-market exposure as well as our experienced management team will lead us to achieve our strategic growth priorities. We have the right team members and strategy in place to win in any environment.”

Mr. Rush added, “We have continued to demonstrate progress towards our stated goals through both organic growth and strategic, tuck-in acquisitions that effectively complement our industry-leading portfolio of solutions. We spent approximately $2 billion on acquisitions over the last two years to enhance our value-added offerings across the portfolio, expand into high-growth geographies, and increase our presence in the multi-family and R&R sectors. As we move into 2023, we will maintain our disciplined approach to capital deployment to ensure that we can continue to drive long-term value creation for our shareholders.”

Peter Jackson, CFO of Builders FirstSource, added, “I am proud of our ability to deliver solid financial results in the fourth quarter and record performance for the full year. We generated exceptional free cash flow of approximately $800 million in the fourth quarter and repurchased over $650 million of shares while maintaining a strong balance sheet capable of investing in future growth. We continue to manage through the complex operating environment with a proactive mindset and will act where needed to right-size the business. We expect the structural enhancements that we have made in our business over the past decade will mitigate the impact of softer housing demand and inflationary headwinds. Our ample liquidity, low leverage, and disciplined cost management provide significant financial firepower to strategically and opportunistically grow our business.”

Builders FirstSource Financial Performance Highlights - Fourth Quarter 2022 Compared to Fourth Quarter 2021

Net Sales

•
Net sales for the period were $4.4 billion, a 6.0% decrease amid a weaker housing environment, two fewer selling days contributed a decline of 3.2%, and commodity deflation was 3.0%, partially offset by acquisitions contributing 7.9% growth. Core organic sales declined by 7.7%.
•
Core organic sales in value-added products increased 0.6%.
•
Core organic growth for Single-Family decreased 13.9%, Repair and Remodel (“R&R”)/Other increased 14.9% and Multi-Family increased 15.1%.

Gross Profit

•
Gross profit was $1.5 billion, or roughly flat compared to the prior year period. The gross profit margin percentage increased 200 basis points to 34.1%, primarily driven by increased value-added product category mix.

Selling, General and Administrative Expenses

•
SG&A was $958.7 million, an increase of approximately $94.7 million, or 11.0%, driven primarily by additional operating expenses from operations acquired within the last twelve months, inflation, and other costs. As a percentage of net sales, total SG&A increased by 340 basis points to 22.0%.

Interest Expense

•
Interest expense increased $1.9 million to $42.2 million, primarily due to higher outstanding debt balances and higher interest rates.

Income Tax Expense

•
Income tax expense was $99.3 million, compared to $139.0 million in the prior year period, and the effective tax rate in the fourth quarter decreased 340 basis points to 20.5% year-over-year.

Net Income

•
Net income was $384.5 million, or $2.62 earnings per diluted share, compared to net income of $442.5 million, or $2.31 earnings per diluted share, in the same period a year ago.

Adjusted Net Income

•
Adjusted net income was $470.8 million, or $3.21 adjusted earnings per diluted share, compared to adjusted net income of $532.4 million, or $2.78 adjusted earnings per diluted share, in the same period a year ago. The 11.6% decrease in adjusted net income was primarily driven by a decrease in net sales and higher SG&A expense.

Adjusted EBITDA

•
Adjusted EBITDA decreased 12.2% to $0.7 billion, primarily driven by lower net sales including a decline in core organic products amid a slowing housing market, commodity deflation, and higher SG&A expense.
•
Adjusted EBITDA margin declined by 110 basis points from the prior year period to 16.0%.

Builders FirstSource Financial Performance Highlights - Full Year 2022 Compared to Full Year 2021

Net Sales

•
Net sales for the year were $22.7 billion, a 14.2% increase. Acquisitions contributed 7.3%, core organic sales increased by 6.6%, and commodity inflation contributed 1.1%, partially offset by two fewer selling days contributing a 0.8% decline.
•
Core organic sales in value-added products increased by 20.9%.
•
Core organic growth for Single-Family increased 4.9%, Repair and Remodel (“R&R”)/Other increased 14.2% and Multi-Family increased 9.5%.

Gross Profit

•
Gross profit was $7.7 billion, a 32.4% increase. The gross profit margin percentage increased 470 basis points to 34.1%, primarily driven by increased sales mix in value-added product categories.

Selling, General and Administrative Expenses

•
SG&A was $4.0 billion, an increase of approximately $0.5 billion, or 14.7%, driven primarily by additional operating expenses from operations acquired within the last twelve months and higher variable compensation costs as a result of higher sales and profitability, as well as inflation and other costs. As a percentage of net sales, total SG&A increased by 10 basis points to 17.5%.

Interest Expense

•
Interest expense increased $62.5 million to $198.4 million, primarily due to higher outstanding debt balances and higher interest rates.

Income Tax Expense

•
Driven by higher profitability, income tax expense was $822.5 million, compared to $526.1 million in the prior year period, and the effective tax rate for the full year was 40 basis points lower year-over-year at 23.0%.

Net Income

•
Net income was $2.7 billion, or $16.82 earnings per diluted share, compared to net income of $1.7 billion, or $8.48 earnings per diluted share, in the same period a year ago. Earnings per diluted share increased 98.3% over the prior year period.

Adjusted Net Income

•
Adjusted net income was $3.1 billion, or $18.71 adjusted earnings per diluted share, compared to adjusted net income of $2.1 billion, or $10.32 adjusted earnings per diluted share, in the same period a year ago. The 45.7% increase in adjusted net income was primarily driven by net sales growth, a higher mix of sales from value-added product categories, and disciplined pricing in a market that was supply constrained for much of the year, partially offset by higher income tax and SG&A expense. The adjusted earnings per diluted share increase was driven by share repurchases, which contributed $3.81, or 45% of the $8.39 change.

Adjusted EBITDA

•
Adjusted EBITDA increased 43.0% to $4.4 billion, primarily driven by net sales growth, a higher mix of sales from value-added product categories, and disciplined pricing in a market that was supply constrained for much of the year.
•
Adjusted EBITDA margin increased by 390 basis points from the prior year period to 19.3%.

Builders FirstSource Capital Structure, Leverage, and Liquidity Information

•
For the twelve months ended December 31, 2022, cash provided by operating activities was $3.6 billion, and cash used in investing activities was $1.0 billion. The Company’s free cash was an inflow of $3.3 billion, primarily driven by increased sales and margins from core organic growth and acquisitions.

•
Liquidity as of December 31, 2022 was $1.5 billion, consisting of approximately $1.4 billion in net borrowing availability under the revolving credit facility and $0.1 billion of cash on hand.
•
As of December 31, 2022, Adjusted EBITDA was $4.4 billion and net debt was $2.9 billion, resulting in the net debt to LTM Adjusted EBITDA ratio decreasing to 0.7x, compared to 1.0x at year end 2021.
•
In the fourth quarter, the Company repurchased approximately 10.2 million shares of its common stock for $651.4 million at an average price of $64.17 per share. During the twelve months ended December 31, 2022, the Company repurchased approximately 41.9 million shares at an average price of $61.79 per share for a total cost of $2.6 billion.
•
In addition, the Company repurchased approximately 0.9 million shares in January 2023 for $60.7 million at an average price of $65.94 per share. The Company has more than $0.9 billion remaining in its current share repurchase authorization from November 2022.
•
Since August 2021, the Company has repurchased approximately 70.2 million shares of its common stock, or approximately 34.0% of its total shares outstanding, at an average price of $62.58 per share for a total cost of $4.4 billion.

Operational Excellence Productivity

•
In the fourth quarter, the Company delivered approximately $47 million in productivity savings.
•
In 2022, the Company delivered approximately $123 million in productivity savings versus our expectation for greater than $100 million in savings.

Q1 2023 Total Company Guidance

The Company expects challenging conditions in housing amid elevated mortgage rates and general uncertainty in economic conditions that may significantly impact the business. As a result, the Company is not providing guidance for the full year 2023 but will reassess each quarter.

For the first quarter of 2023, the Company expects to achieve the financial performance highlighted below. Projected net sales and Adjusted EBITDA include the expected benefit of price, commodity, and margin impacts for Q1 2023.

•
Net Sales to be in a range of $3.4 billion to $3.7 billion.
•
Adjusted EBITDA to be in a range of $400 million to $440 million.
•
Adjusted EBITDA margin to be in a range of 11.7% to 11.9%.

2023 Full Year Assumptions

The Company’s anticipated 2023 performance is based on several assumptions for the full year, including the following:

•
Total capital expenditures in the range of $300 million to $350 million.
•
Interest expense in the range of $150 million to $170 million.
•
An effective tax rate of 23.0% to 25.0%.

•
Depreciation and amortization expenses in the range of $525 million to $550 million, including approximately $160 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $215 million and total amortization projected to be $325 million.
•
No change in selling days in 2023 versus 2022.
•
Productivity savings in the range of $90 million to $110 million.

Conference Call

Builders FirstSource will host a conference call and webcast on Tuesday, February 28, 2023, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Rush, Chief Executive Officer, and Peter Jackson, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time: 800-274-8461 (U.S. and Canada) and 203-518-9856 (international), Conference ID: BLDRQ422. A replay of the call will be available at 12:00 p.m. Central Time through Tuesday, March 7, 2023. To access the replay, please dial 800-839-2418 (U.S. and Canada) or 402-220-7210 (international) and refer to pass code BLDRQ422. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the Investors section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 42 states with over 500 locations and have a market presence in 47 of the top 50 and 86 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the continuing COVID-19 pandemic and its impact on the economy, the Company’s acquisitions and continued ability to identify and consummate attractive acquisitions, the Company’s growth strategies, including gaining market share and its digital strategies, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, which in turn is dependent on economic conditions, lumber prices and the economy, including interest rates, inflation and labor and supply shortages. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Years Ended December 31,
(in thousands, except per share amounts)	2022	2021	2020
Net sales	$22,726,418	$19,893,856	$8,558,874
Cost of sales	14,982,039	14,042,900	6,336,290
Gross margin	7,744,379	5,850,956	2,222,584
Selling, general and administrative expenses	3,974,173	3,463,532	1,678,730
Income from operations	3,770,206	2,387,424	543,854
Interest expense, net	198,373	135,877	135,688
Income before income taxes	3,571,833	2,251,547	408,166
Income tax expense	822,464	526,131	94,629
Net income	$2,749,369	$1,725,416	$313,537

Net income per share:
Basic	$16.98	$8.55	$2.69
Diluted	$16.82	$8.48	$2.66
Weighted average common shares:
Basic	161,960	201,839	116,611
Diluted	163,481	203,470	117,917

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Year Ended December 31,
(in thousands)	2022	2021	2020
Cash flows from operating activities:
Net income	$2,749,369	$1,725,416	$313,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	497,140	547,352	116,566
Amortization of debt discount, premium and issuance costs	4,837	3,869	3,508
Loss on extinguishment of debt	27,387	3,027	6,700
Deferred income taxes	(92,461)	(34,573)	16,614
Stock-based compensation expense	31,337	31,486	17,022
Bad debt expense	38,921	20,451	4,720
Net gain on sales of assets and asset impairments	(1,965)	(32,421)	(1,067)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	381,223	(474,362)	(251,632)
Inventories	271,889	(282,165)	(220,101)
Contract assets	24,051	(103,326)	(12,631)
Other current assets	15,173	(33,489)	(19,743)
Other assets and liabilities	15,189	(1,155)	50,370
Accounts payable	(314,004)	191,885	160,947
Accrued liabilities	(15,766)	91,419	55,361
Contract liabilities	(33,089)	90,135	19,896
Net cash provided by operating activities	3,599,231	1,743,549	260,067
Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(628,014)	(1,206,471)	(32,643)
Proceeds from divestiture of business	—	76,162	—
Purchases of property, plant and equipment	(340,152)	(227,891)	(112,082)
Proceeds from sale of property, plant and equipment	10,687	13,560	8,500
Net cash used in investing activities	(957,479)	(1,344,640)	(136,225)
Cash flows from financing activities:
Borrowings under revolving credit facility	5,881,000	3,125,000	891,000
Repayments under revolving credit facility	(6,205,000)	(2,612,000)	(843,000)
Proceeds from long-term debt and other loans	1,001,500	1,000,000	895,625
Repayments of long-term debt and other loans	(616,222)	(554,677)	(618,542)
Payments of debt extinguishment costs	(20,672)	(4,950)	(22,686)
Payments of loan costs	(16,797)	(19,450)	(13,800)
Exercise of stock options	589	726	1,424
Repurchase of common stock	(2,628,308)	(1,714,761)	(4,153)
Net cash (used in) provided by financing activities	(2,603,910)	(780,112)	285,868
Net change in cash and cash equivalents	37,842	(381,203)	409,710
Cash and cash equivalents at beginning of period	42,603	423,806	14,096
Cash and cash equivalents at end of period	$80,445	$42,603	$423,806

Supplemental disclosures of cash flow information:
Cash paid for interest	$169,390	$105,570	$110,600
Cash paid for income taxes	936,424	633,060	43,400
Supplemental disclosures of non-cash activities:
Non-cash consideration for the BMC Merger	$—	$3,658,362	$—
Accrued purchases of property, plant and equipment	10,797	8,052	1,962
Right-of-use assets obtained in exchange for operating lease obligations	100,843	64,939	42,606
Assets acquired under finance lease obligations	—	1,644	16,964
Amounts accrued for repurchases of common stock	44,447	51,545	—

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$80,445	$42,603
Accounts receivable, less allowances of $67,980 and $39,510 at December 31, 2022 and December 31, 2021, respectively	1,448,139	1,708,796
Other receivables	234,966	255,075
Inventories, net	1,426,196	1,626,244
Contract assets	183,700	207,587
Other current assets	124,201	127,964
Total current assets	3,497,647	3,968,269
Property, plant and equipment, net	1,567,631	1,385,441
Operating lease right-of-use assets, net	485,704	457,833
Goodwill	3,456,854	3,270,192
Intangible assets, net	1,550,944	1,603,409
Other assets, net	36,380	29,199
Total assets	$10,595,160	$10,714,343
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$803,479	$1,093,370
Accrued liabilities	739,009	718,904
Contract liabilities	193,178	216,097
Current portion of operating lease liabilities	100,758	96,680
Current maturities of long-term debt	6,355	3,660
Total current liabilities	1,842,779	2,128,711
Noncurrent portion of operating lease liabilities	404,463	375,289
Long-term debt, net of current maturities, discounts and issuance costs	2,977,842	2,926,122
Deferred income taxes	269,660	362,121
Other long-term liabilities	137,850	119,619
Total liabilities	5,632,594	5,911,862
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 138,864 and 179,820 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	1,389	1,798
Additional paid-in capital	4,257,667	4,260,670
Retained earnings	703,510	540,013
Total stockholders' equity	4,962,566	4,802,481
Total liabilities and stockholders' equity	$10,595,160	$10,714,343

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Reconciliation to Adjusted EBITDA:
GAAP net income	$384.5	$442.5	$2,749.4	$1,725.4
Acquisition and integration expense	23.4	18.3	76.8	125.9
Debt issuance and refinancing cost (1)	-	3.5	27.4	8.1
Amortization expense	90.1	96.5	302.6	358.1
Tax-effect of adjustments to net income	(27.2)	(28.4)	(97.6)	(118.1)
Adjusted net income	$470.8	$532.4	$3,058.6	$2,099.4
Weighted average diluted common shares	146.8	191.5	163.5	203.5
Diluted adjusted net income per share:	$3.21	$2.78	$18.71	$10.32
Reconciling items:
Depreciation expense	$51.6	$49.4	$194.6	$189.3
Interest expense, net	42.2	36.8	171.0	127.8
Income tax expense	126.5	167.4	920.1	644.2
Stock compensation expense	4.7	6.2	31.3	25.0
Gain on sale and asset impairments	(0.2)	0.9	(2.1)	(26.5)
Other management-identified adjustments (2)	1.3	0.3	3.1	1.1
Adjusted EBITDA	$696.9	$793.4	$4,376.6	$3,060.3
Adjusted EBITDA margin	16.0%	17.1%	19.3%	15.4%

(1) Costs associated with issuing and extinguishing long term debt in 2021 and 2022. (2) Primarily relates to severance and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2022	2021	2022	2021
Net sales	$4,357.6	$4,634.8	$22,726.4	$19,893.9
Cost of sales	2,872.5	3,149.0	14,982.0	14,042.9
Gross margin	1,485.1	1,485.8	7,744.4	5,851.0
Gross margin %	34.1%	32.1%	34.1%	29.4%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	18.1%	15.0%	14.8%	14.0%
Adjusted EBITDA	696.9	793.4	4,376.6	3,060.3
Adjusted EBITDA margin %	16.0%	17.1%	19.3%	15.4%
Depreciation expense	(51.6)	(49.4)	(194.6)	(189.3)
Interest expense, net of debt issuance cost and refinancing	(42.2)	(36.8)	(171.0)	(127.8)
Income tax expense	(126.5)	(167.4)	(920.1)	(644.2)
Other adjustments	(5.8)	(7.4)	(32.3)	0.4
Adjusted net income	$470.8	$532.4	$3,058.6	$2,099.4
Basic adjusted net income per share:	$3.24	$2.81	$18.88	$10.40
Diluted adjusted net income per share:	$3.21	$2.78	$18.71	$10.32
Weighted average common shares
Basic	145.5	189.6	162.0	201.8
Diluted	146.8	191.5	163.5	203.5

(1) Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2022		December 31, 2022
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0	$54.5	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0	24.3	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	27.5	550.0
2027 Secured notes @ 6.75%	-	-	18.9	-
Revolving credit facility @ 3.70% weighted average interest rate	4.0	264.0	20.4	264.0
Amortization of debt issuance costs, discount and premium	1.2	-	4.9	-
Finance leases and other finance obligations	5.2	201.4	20.5	201.4
Debt issuance and refinancing cost	-	-	27.4	-
Cash	-	(80.4)	-	(80.4)
Total	$42.3	$2,935.0	$198.4	$2,935.0

	Three Months Ended	Twelve Months Ended
(in millions)	December 31, 2022	December 31, 2022
Free Cash Flow
Operating activities	$971.4	$3,599.2
Less: Capital expenditures, net of proceeds	(131.7)	(329.5)
Free cash flow	$839.7	$3,269.7

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended December 31,
	2022		2021
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,149.9	26.4%	$1,179.6	25.5%	-2.5%
Windows, doors & millwork	1,130.0	25.9%	924.9	20.0%	22.2%
Value-added products	2,279.9	52.3%	2,104.5	45.4%	8.3%

Specialty building products & services	980.5	22.5%	849.1	18.3%	15.5%
Lumber & lumber sheet goods	1,097.2	25.2%	1,681.2	36.3%	-34.7%
Total net sales	$4,357.6	100.0%	$4,634.8	100.0%	-6.0%

	Twelve Months Ended December 31,
	2022		2021
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$5,692.4	25.0%	$4,404.1	22.1%	29.3%
Windows, doors & millwork	4,790.8	21.1%	3,400.9	17.1%	40.9%
Value-added products	10,483.2	46.1%	7,805.0	39.2%	34.3%

Specialty building products & services	4,155.1	18.3%	3,633.9	18.3%	14.3%
Lumber & lumber sheet goods	8,088.1	35.6%	8,455.0	42.5%	-4.3%
Total net sales	$22,726.4	100.0%	$19,893.9	100.0%	14.2%